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                                                                EXHIBIT 99.1

CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018

                                                         FOR IMMEDIATE RELEASE


          PRESIDENT CASINOS, INC. NOTIFIED THAT COLUMBIA SUSSEX HAS WITHDRAWN ITS MISSOURI GAMING APPLICATION FROM CONSIDERATION

ST. LOUIS, MISSOURI, October 25, 2005 -- President Casinos, Inc. (OTC:PREZQ.OB) today announced that Columbia Sussex, Inc. has notified President that Sussex has withdrawn its application for licensure with the Missouri Gaming Commission. In its notification, Sussex cited its belief that any further efforts to obtain its license would be futile. As a result, Columbia Sussex has notified President that Sussex would be unable to satisfy the conditions to closing set forth in the sales contract for the proposed purchase by Sussex of President's St. Louis, Missouri casino operation.

On October 7, 2004, Columbia Sussex was the winning over-bidder for the President's St. Louis casino operations at an auction conducted under the terms of Section 363 of the United States Bankruptcy Code. The agreement was for a purchase price of $57.0 million, subject to certain closing adjustments, and had been approved by the United States Bankruptcy Court for the Eastern District of Missouri. The sale was also contingent upon licensing approval of Columbia Sussex and its key officers by the Missouri Gaming Commission.

President views Sussex's withdrawal of its Missouri gaming license application as a breach of the sale agreement. President is reviewing its legal options regarding the actions of Sussex.

President Casinos, Inc. continues to own and operate its dockside gaming facility in downtown St. Louis, Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition and results of operations is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Quarterly Reports on Form 10-Q for the quarters ended May 31, 2005 and August 31, 2005.

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